Exhibit 99.1

Monday, April 15, 2019
FOR IMMEDIATE RELEASE

Washington Federal Announces Quarterly Earnings Per Share Of $0.63

SEATTLE, WASHINGTON – Washington Federal, Inc. (Nasdaq: WAFD) (the "Company"), parent company of Washington Federal, National Association, today announced quarterly earnings of $51,098,000 or $0.63 per diluted share for the quarter ended March 31, 2019, compared to $49,271,000 or $0.57 per diluted share for the quarter ended March 31, 2018, a $0.06 or 11% increase in fully diluted earnings per share. Return on equity for the quarter ended March 31, 2019 was 10.20% compared to 9.81% for the quarter ended March 31, 2018. Return on assets for the quarter ended March 31, 2019 was 1.24% compared to 1.26% for the same quarter in the prior year.
President and Chief Executive Officer Brent J. Beardall commented, “We are pleased to report another solid quarter of growth in core earnings, loans and deposits. Credit quality continues to improve with the economic expansion. We acknowledge that this is a challenging interest rate environment. Over the past three and a half years, the Federal Reserve Bank has increased short-term interest rates from 0.25% to 2.50% while long-term rates remained relatively flat at around 2.50%. Despite this flattening of the yield curve, Washington Federal’s net interest margin declined only 3 basis points from 3.18% to 3.15% and net interest income grew by 12%1. Those results were possible due to the progress we have made in growing our commercial banking capabilities, demonstrated by the significant growth of our transaction deposits and commercial loans.
During the quarter we launched a program designed specifically to help government workers (both current clients and non-clients) impacted by the government shutdown. In the span of three weeks, the program generated over 14,000 visits to Washington Federal's website,

1,700 new loan approvals totaling $24 million of available credit and 1,700 new checking account openings. Outstanding loan balances are down to $4 million since, when the government re-opened, most of those clients chose to repay us immediately. We expect the remaining loan balances will be repaid over time. Most importantly, by doing the right thing we were able to help neighbors in their time of need and gain customers for life. As one client told us in a letter, it is nice to be with a bank that has 'heart.' We believe that making a reasonable profit and doing what is right to help our communities often go hand-in-hand."
Total assets were $16.4 billion as of March 31, 2019, compared to $15.9 billion as of September 30, 2018, the Company's fiscal year-end. Asset growth since September 30, 2018 is primarily attributable to a $418 million increase in net loans receivable.
Customer deposits increased by $335 million or 2.9% since September 30, 2018, reaching a total of $11.7 billion as of March 31, 2019. Transaction accounts increased by $201 million or 3.0% during that period, while time deposits increased $135 million or 2.8%. The Company continues to focus on growing transaction accounts to lessen sensitivity to rising interest rates and manage interest expense. As of March 31, 2019, 58% of the Company’s deposits were in transaction accounts. Core deposits, defined as all transaction accounts and time deposits less than $250,000, totaled 93.1% of deposits at March 31, 2019.
In 2013 - 2014, the Company acquired 74 branches and $1.9 billion of deposits from Bank of America in rural areas of Arizona, New Mexico, Nevada, Idaho and Washington. Since the close of those transactions, the number of accounts in those branches has fallen by approximately 48%, but the amount of deposit dollars has increased by 25%.
Borrowings from the Federal Home Loan Bank ("FHLB") totaled $2.6 billion as of March 31, 2019, versus $2.3 billion at September 30, 2018. The weighted average rate of FHLB borrowings was 2.77% as of March 31, 2019, versus 2.66% at September 30, 2018, the increase being due to higher rates on short-term FHLB advances.
Loan originations totaled $1.0 billion for the second fiscal quarter 2019, an increase of 22.0% from the $819 million of originations in the same quarter one year ago. Partially offsetting loan originations in each of these quarters were loan repayments of $773 million and $744 million, respectively. Commercial loans represented 77% of all loan originations during the second fiscal quarter 2019 and consumer loans accounted for the remaining 23%. The Company views organic loan growth, funded by low cost core deposits, as the highest and best use of its capital. Commercial loans are preferable in this interest rate environment because they generally have floating interest rates and shorter durations. The weighted average interest rate on the loan portfolio was 4.61% as of March 31, 2019, an increase from 4.48% as of September 30, 2018, due primarily to variable rate loans increasing in yield with rising short-term rates.
Asset quality remained strong and the ratio of non-performing assets to total assets improved to 0.36% as of March 31, 2019, compared to 0.45% at March 31, 2018 and 0.44% at September 30, 2018. Since September 30, 2018, real estate owned decreased by $4 million, or 33%, and non-accrual loans decreased by $7 million, or 12%. Delinquent loans were 0.40% of total loans at March 31, 2019, compared to 0.40% at March 31, 2018 and 0.42% at September 30, 2018. The allowance for loan losses and reserve for unfunded commitments totaled $139 million as of March 31, 2019, and was 1.05% of gross loans outstanding, as compared to $137 million, or 1.06%, of gross loans outstanding at September 30, 2018. Net recoveries were $1.2 million for the second fiscal quarter of 2019, compared to $1.4 million for the prior year's quarter. The Company has recorded net recoveries for 15 consecutive quarters, and in 22 of the last 23 quarters.
On February 22, 2019, the Company paid a regular cash dividend of $0.20 per share, which represented the 144th consecutive quarterly cash dividend. During the quarter, the Company repurchased 698,705 shares of common stock at a weighted average price of $29.65 per share and has authorization to repurchase 9,593,701 additional shares. The Company varies the pace of share repurchases depending on several factors, including share price, lending opportunities and capital levels. Since September 30, 2018, tangible common stockholders’ equity per share increased by $0.68, or 3.3%, to $21.06, and the ratio of tangible common equity to tangible assets remained strong at 10.51% as of March 31, 2019.
Net interest income was $120 million for the quarter, an increase of $2.8 million or 2.4% from the same quarter in the prior year. The increase in net interest income from the prior year was primarily due to higher balances as average earning assets increased by $822 million, or 5.7%. Net interest margin decreased to 3.15% in the second fiscal quarter of 2019, from 3.25%

for the same quarter in the prior year as the average rate earned on interest-earning assets rose by 26 basis points while the average rate paid on interest-bearing liabilities increased 40 basis points. The compression in the net interest margin is the result of the flat to inverted yield curve.
The Company recorded a provision for loan losses of $750,000 in the second fiscal quarter of 2019, compared with a release of loan loss allowance of $950,000 in the same quarter of fiscal 2018. The increased provision was due to loan growth and a smaller net recovery of prior charge-offs.
Total other income was $12.8 million for the second fiscal quarter of 2019, an increase from $12.6 million in the same quarter of the prior year.
Total operating expenses were $68.0 million in the second fiscal quarter of 2019, an increase of $2.2 million, or 3.3%, from the prior year's quarter. Increased operating expenses are the result of ongoing investments in people, process and technology with the objective of growing market share and ultimately earnings. Compensation and benefits costs increased by $1.1 million over the prior year quarter primarily due to headcount increases, the aforementioned salary increases and cost of living adjustments since last year. Other expenses increased by $1.2 million, primarily due to Bank Secrecy Act (BSA) program enhancements. In the second fiscal quarter of 2019, the Company had approximately $1.2 million of non-recurring BSA related costs and estimates that it will incur an additional $1 million of non-recurring costs for BSA improvements in the third fiscal quarter. The Company’s efficiency ratio in the second fiscal quarter of 2019 was 51.2%, compared to 50.7% for the same period one year ago. The increase in the efficiency ratio is primarily due to the elevated expenses noted above.
Income tax expense totaled $13.9 million for the three months ended March 31, 2019, as compared to $15.5 million for the same period one year ago. The effective tax rate for the six months ended March 31, 2019 was 21.35% compared to 19.51% for the six months ended March 31, 2018 and 20.76% for the full fiscal year ended September 30, 2018. The effective tax rate for the six months ended March 31, 2018 and the full fiscal year ended September 30, 2018 was lower mainly due to discrete tax benefits related to the revaluation of deferred tax assets and liabilities based on the new federal statutory rate enacted in December 2017. The Company estimates that its annual effective tax rate for fiscal 2019 will be between 20 - 22%.
Washington Federal, a national bank with headquarters in Seattle, Washington, has 235 branches in eight western states. To find out more about Washington Federal, please visit our website www.washingtonfederal.com. Washington Federal uses its website to distribute financial and other material information about the Company.

[1]
Periods being compared are the quarters ended December 31, 2015 and March 31, 2019. The Federal Reserve Bank increased its target rate upper bound from 0.25% to 0.50% on December 17, 2015 and the target rate upper bound was 2.50% as of March 31, 2019. The 10-year Treasury rate was 2.30% on December 16, 2015 versus 2.41% on March 31, 2019.

Important Cautionary Statements
The foregoing information should be read in conjunction with the financial statements, notes and other information contained in the Company’s 2018 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.
This press release contains statements about the Company’s future that are not statements of historical fact. These statements are “forward looking statements” for purposes of applicable securities laws, and are based on current information and/or management's good faith belief as to future events. The words "estimate," “believe,” “expect,” “anticipate,” “project,” and similar expressions signify forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance. By their nature, forward-looking statements involve inherent risk and uncertainties, which change over time; and actual performance could differ materially from those anticipated by any forward-looking statements. The Company undertakes no obligation to update or revise any forward-looking statement.
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Contact:

Washington Federal, Inc.
425 Pike Street, Seattle, WA 98101
Brad Goode, SVP, Director of Communications
206-626-8178
brad.goode@wafd.com

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(UNAUDITED)

	March 31, 2019	September 30, 2018
	(In thousands, except share and ratio data)
ASSETS
Cash and cash equivalents	$279,554	$268,650
Available-for-sale securities, at fair value	1,545,606	1,314,957
Held-to-maturity securities, at amortized cost	1,553,683	1,625,420
Loans receivable, net of allowance for loan losses of $133,086 and $129,257	11,894,836	11,477,081
Interest receivable	50,790	47,295
Premises and equipment, net	277,010	267,995
Real estate owned	7,522	11,298
FHLB and FRB stock	138,390	127,190
Bank owned life insurance	219,167	216,254
Intangible assets, including goodwill of $301,368 and $301,368	310,266	311,286
Federal and state income tax assets, net	—	1,804
Other assets	158,384	196,494
	$16,435,208	$15,865,724
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Customer accounts
Transaction deposits	$6,782,998	$6,582,343
Time deposits	4,939,365	4,804,803
	11,722,363	11,387,146
FHLB advances	2,610,000	2,330,000
Advance payments by borrowers for taxes and insurance	25,839	57,417
Federal and state income tax liabilities, net	4,180	—
Accrued expenses and other liabilities	68,546	94,253
	14,430,928	13,868,816
Stockholders’ equity
Common stock, $1.00 par value, 300,000,000 shares authorized; 135,506,620 and 135,343,417 shares issued; 80,435,217 and 82,710,911 shares outstanding	135,507	135,343
Additional paid-in capital	1,669,860	1,666,609
Accumulated other comprehensive (loss) income, net of taxes	8,634	8,294
Treasury stock, at cost; 55,071,403 and 52,632,506 shares	(1,071,957)	(1,002,309)
Retained earnings	1,262,236	1,188,971
	2,004,280	1,996,908
	$16,435,208	$15,865,724
CONSOLIDATED FINANCIAL HIGHLIGHTS
Common stockholders' equity per share	$24.92	$24.14
Tangible common stockholders' equity per share	21.06	20.38
Stockholders' equity to total assets	12.20%	12.59%
Tangible common stockholders' equity to tangible assets	10.51%	10.84%

Weighted average rates at period end
Loans and mortgage-backed securities	4.32%	4.19%
Combined loans, mortgage-backed securities and investments	4.20	4.07
Customer accounts	1.09	0.87
Borrowings	2.77	2.66
Combined cost of customer accounts and borrowings	1.39	1.17
Net interest spread	2.81	2.90

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended March 31,		Six Months Ended March 31,
	2019	2018	2019	2018
	(In thousands, except share and ratio data)		(In thousands, except share and ratio data)
INTEREST INCOME
Loans receivable	$141,061	$126,529	$278,126	$251,040
Mortgage-backed securities	19,343	17,667	38,535	34,566
Investment securities and cash equivalents	7,178	4,883	13,543	9,253
	167,582	149,079	330,204	294,859
INTEREST EXPENSE
Customer accounts	29,666	16,414	56,245	31,052
FHLB advances and other borrowings	17,846	15,364	34,737	30,771
	47,512	31,778	90,982	61,823
Net interest income	120,070	117,301	239,222	233,036
Provision (release) for loan losses	750	(950)	250	(950)
Net interest income after provision (release)	119,320	118,251	238,972	233,986

OTHER INCOME
Gain (loss) on sale of investment securities	—	—	(9)	—
FDIC loss share valuation adjustments	—	—	—	(8,550)
Loan fee income	667	780	1,637	1,815
Deposit fee income	5,886	6,403	12,129	13,089
Other Income	6,257	5,404	18,062	13,028
	12,810	12,587	31,819	19,382
OTHER EXPENSE
Compensation and benefits	32,774	31,625	66,657	61,244
Occupancy	9,830	9,013	19,098	17,684
FDIC insurance premiums	1,978	2,852	4,840	5,672
Product delivery	3,545	3,665	7,566	7,621
Information technology	8,755	8,781	17,795	16,710
Other	11,085	9,851	23,683	18,797
	67,967	65,787	139,639	127,728
Gain (loss) on real estate owned, net	808	(278)	1,128	(232)
Income before income taxes	64,971	64,773	132,280	125,408
Income tax provision	13,873	15,502	28,240	24,467
NET INCOME	$51,098	$49,271	$104,040	$100,941

PER SHARE DATA
Basic earnings per share	$0.63	$0.58	$1.28	$1.17
Diluted earnings per share	0.63	0.57	1.28	1.17
Cash dividends per share	0.20	0.17	0.38	0.32
Basic weighted average shares outstanding	80,968,050	85,647,494	81,384,456	86,299,885
Diluted weighted average shares outstanding	80,990,126	85,747,167	81,415,697	86,422,077

PERFORMANCE RATIOS
Return on average assets	1.24%	1.26%	1.28%	1.31%
Return on average common equity	10.20	9.81	10.42	10.03
Net interest margin	3.15	3.25	3.18	3.26
Efficiency ratio	51.15	50.65	51.52	48.94

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